UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2014

SABRA HEALTH CARE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman Avenue, Suite 550 Irvine, CA		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (949) 255-7100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Overview

On January 23, 2014, subsidiaries of Sabra Health Care REIT, Inc. (“Sabra”) completed an underwritten public offering of $350 million aggregate principal amount of 5.5% senior notes due 2021 (the “2021 Notes”) pursuant to an indenture, dated May 23, 2013 (the “Base Indenture”), among Sabra Health Care Limited Partnership, Sabra Capital Corporation (collectively, the “Issuers”), Sabra (as guarantor), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by a third supplemental indenture, dated January 23, 2014 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuers, Sabra (as guarantor), the other guarantors named therein (together with Sabra, the “Guarantors”), and the Trustee.

The net proceeds from the sale of the 2021 Notes were approximately $341.4 million, after deducting the underwriters’ discounts and commissions and estimated expenses and fees payable by Sabra, including certain structuring fees. The Issuers will use the net proceeds from the 2021 Notes offering to (i) fund the Tender Offer and Consent Solicitation (each as defined below) for the Issuers’ 8.125% senior notes due 2018 (the “2018 Notes”), (ii) fund the redemption price for any and all 2018 Notes that are not acquired in the Tender Offer (as defined below), and (iii) repay borrowings outstanding under Sabra’s amended and restated secured revolving credit facility (the “Revolving Credit Facility”).

Indenture and 2021 Notes

Interest. The 2021 Notes accrue interest at a rate of 5.5% per annum payable semiannually in arrears on February 1 and August 1 of each year, commencing on August 1, 2014. The 2021 Notes mature on February 1, 2021.

Guarantees. The obligations under the 2021 Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by Sabra and certain of Sabra’s other existing and, subject to certain exceptions, future subsidiaries.

Optional Redemption. The 2021 Notes will be redeemable at the option of the Issuers, in whole or in part, at any time, and from time to time, on or after February 1, 2017, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest to the applicable redemption date. In addition, prior to February 1, 2017, the Issuers may redeem all or a portion of the 2021 Notes at a redemption price equal to 100% of the principal amount of the 2021 Notes redeemed, plus a “make-whole” premium, plus accrued and unpaid interest to the applicable redemption date. At any time, or from time to time, on or prior to February 1, 2017, the Issuers may redeem up to 35% of the principal amount of the 2021 Notes issued under the Indenture, using an amount equal to all or a portion of the proceeds from specific kinds of equity offerings, at a redemption price of 105.5% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to the applicable redemption date.

Ranking. The 2021 Notes and the related guarantees are senior unsecured obligations of the Issuers and the Guarantors, and rank equally in right of payment with other existing and future senior unsecured indebtedness of the Issuers and the Guarantors, including the 2023 Notes (as defined below). The 2021 Notes are effectively junior to all of the Issuers’ and the Issuers’ consolidated subsidiaries’ secured indebtedness to the extent of the value of the collateral securing such debt, including Sabra’s $375.0 million Revolving Credit Facility and Sabra’s mortgage indebtedness, and structurally junior to the indebtedness and other obligations of any non-guarantor subsidiaries.

Change of Control. If certain change of control events occur, the Issuers must offer to repurchase the 2021 Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the applicable repurchase date.

Other Covenants. The Indenture contains other restrictive covenants that, among other things, restrict the ability of Sabra, the Issuers and their restricted subsidiaries to: (i) incur or guarantee unsecured indebtedness; (ii) incur or guarantee secured indebtedness; (iii) pay dividends or distributions on, or redeem or repurchase, their capital stock; (iv) make certain investments; (v) create liens on their assets; (vi) enter into transactions with affiliates; (vii) merge or consolidate or sell all or substantially all of their assets; and (viii) create restrictions on the ability of Sabra’s restricted subsidiaries to pay dividends or other amounts to Sabra. All of these covenants are subject to a number of important limitations and exceptions under the Indenture.

Events of Default. The Indenture also provides for customary events of default, including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal of, the 2021 Notes, the failure to comply with certain covenants and agreements specified in the Indenture for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal of, premium, if any, and accrued interest on all the then outstanding 2021 Notes may become due and payable immediately.

The foregoing summary of the Indenture and the 2021 Notes is a summary only and is qualified in its entirety by reference to the Base Indenture, the Third Supplemental Indenture, which is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01, and the form of the 2021 Notes, which is filed as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Supplemental Indenture to the 2018 Notes Indenture

In connection with the Early Settlement (as defined below) of the Tender Offer and the Consent Solicitation (each as defined below), on January 23, 2014, the Issuers amended the Indenture, dated as of October 27, 2010, as previously supplemented (the “2018 Notes Indenture”), among the Issuers, Sabra, the other guarantors named therein (the “2018 Notes Guarantors”) and the Trustee, pursuant to a Sixth Supplemental Indenture dated as of January 23, 2014 (the “Sixth Supplemental Indenture”), among the Issuers, Sabra, the 2018 Notes Guarantors and the Trustee. The Sixth Supplemental Indenture amended the 2018 Notes Indenture by eliminating substantially all of the restrictive covenants and certain events of default and other related provisions contained in the 2018 Notes Indenture. In connection with the Early Settlement of the Tender Offer and the Consent Solicitation, the Sixth Supplemental Indenture became operative on January 23, 2014.

Item 8.01	Other Events

2021 Notes Offering

The public offering of the 2021 Notes was registered under the Securities Act of 1933, as amended, pursuant to an effective Registration Statement on Form S-3 (File No. 333-188696) filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2013, as amended by the Post-Effective Amendment No. 1 filed with the Commission on January 8, 2014, a base prospectus, dated May 20, 2013, included as part of the registration statement, and a prospectus supplement, dated January 8, 2014, filed with the Commission on January 9, 2014 pursuant to Rule 424(b) under the Securities Act of 1933, as amended. In connection with the filing of the prospectus supplement, we are filing as Exhibits 5.1, 5.2, 5.3 and 5.4 to this Current Report on Form 8-K the opinions of Venable LLP, O’Melveny & Myers LLP, Wilmer Cutler Pickering Hale and Dorr LLP and Andrews Kurth LLP, respectively, regarding the validity of the 2021 Notes and related guarantees.

Tender Offer and Consent Solicitation

On January 23, 2014, the Issuers accepted for purchase the 2018 Notes (the “Early Settlement”) that were validly tendered and not revoked on or prior to 5:00 p.m., New York City time, on January 22, 2014 (the “Consent Expiration”) pursuant to its previously announced tender offer (“Tender Offer”) and consent solicitation (“Consent Solicitation”) with respect to the 2018 Notes. Approximately $210.9 million, or 99.8% of the outstanding principal amount of the 2018 Notes, were validly tendered and not withdrawn in the Tender Offer on or prior to the Consent Expiration. The Issuers also received the requisite consents for the execution of the Sixth Supplemental Indenture on or prior to the Consent Expiration. The remaining conditions upon which the consummation of the Tender Offer and Consent Solicitation are subject have also been satisfied. As a result, on January 23, 2014, payment of the tender offer consideration and consent payment to holders who validly tendered and did not revoke 2018 Notes prior to the Consent Expiration was made in the aggregate amount of approximately $231.6 million and the Sixth Supplemental Indenture was entered into and became operative. The Issuers intend to use a portion of the net proceeds from the offering of the 2021 Notes to redeem any and all 2018 Notes that remain outstanding after the Tender Offer.

2023 Notes Supplemental Indenture

On January 8, 2014, the Issuers entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”), among the Issuers, Sabra, the other Guarantors, and the Trustee, to the Base Indenture. The Second Supplemental Indenture provides for two additional guarantors, as subsidiaries of Sabra, to jointly and severally provide an unconditional guaranty of the 5.375% senior notes due 2023 (the “2023 Notes”) issued pursuant to the Base Indenture, as supplemented by the First Supplemental Indenture, dated as of May 23, 2013, among the Issuers, Sabra, the other guarantors named therein and the Trustee, and to perform all of the obligations and agreements of a guarantor thereunder.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Second Supplemental Indenture, dated January 8, 2014, among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., the other guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.2	Third Supplemental Indenture, dated January 23, 2014, among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., the other guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

4.3	Form of 5.5% senior note due 2021 (included in Exhibit 4.2).

4.4	Sixth Supplemental Indenture, dated January 23, 2014, among Sabra Health Care Limited Partnership, Sabra Capital Corporation, Sabra Health Care REIT, Inc., the other guarantors named therein, and Wells Fargo Bank, National Association, as Trustee.

5.1	Opinion of Venable LLP.

5.2	Opinion of O’Melveny & Myers LLP.

5.3	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

5.4	Opinion of Andrews Kurth LLP.

23.1	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of O’Melveny & Myers LLP (included in the opinion filed as Exhibit 5.2).

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 5.3).

23.4	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 5.4).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/s/ Richard K. Matros
Name: Richard K. Matros
Title: Chief Executive Officer & President

Dated: January 23, 2014